April 22, 2013

FSI Low Beta Absolute Return Fund
c/o Atlantic Fund Services
Three Canal Plaza, Ground Floor
Portland, ME 04101

Re: FSI Low Beta Absolute Return Fund

We have acted as counsel to FSI Low Beta Absolute Return Fund, a Delaware statutory trust (the "Fund"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Pre-Effective Amendment No. 2 to the Fund's registration statement on Form N-2 (File Nos. 33-176227 and 811-22595) (the "Pre-Effective Amendment") to register one million units of beneficial interest of the Fund (the "Units") under the Securities Act of 1933, as amended (the "1933 Act").

You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment. For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

a)	The Pre-Effective Amendment;

b)
The Fund’s Agreement and Declaration of Trust, dated August 1, 2011 as amended and restated by the Trust’s Amended and Restated Agreement and Declaration of Trust dated April 2, 2013 (the "Trust Instrument"), each as approved by the Board of Trustees of the Trust (the “Board”);

c)	The Fund’s Certificate of Trust, dated August 1, 2011 and the Certificate of Amendment to the Certificate of Trust dated September 11, 2012 (each as approved by the Board);

d)	The Trust’s By-Laws, dated August 1, 2001, as amended and restated by the Trust’s Amended and Restated Bylaws dated December 18, 2012 (the "By-Laws"), as approved by the Board;

e)	Copies of certain resolutions (the "Resolutions") adopted and approved by the Board with respect to the Fund and to the issuance of Units;

April 22, 2013

f)	A Certificate of Good Standing for the Trust, dated April 4, 2013, obtained from the Secretary of State of the State of Delaware; and

g)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof.

For various facts that are material to our opinion, we have relied upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust;  (ii) that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and have not been amended, except as described above; (iii) with the exception of the opinion set forth in paragraph 1 below, the Fund’s due formation and organization, and valid existence in good standing, under the laws of the jurisdiction governing its organization or formation, (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Fund) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Fund has issued or will issue Units (collectively, the "Unitholders”) for such Units, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (viii) that the Units have been and are issued and sold to the Unitholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

April 22, 2013

Based upon and subject to the foregoing, we are of the opinion that:

(1) the Units to be issued pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Fund; and

(2) when issued and paid for upon the terms provided in the Pre-Effective Amendment, subject to Article IV of the Trust Instrument, the Units to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the Statement of Additional Information that will be filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/Bernstein Shur

Bernstein Shur

JCC/JTS